Exhibit 99.1

INDEPENDENCE CONTRACT DRILLING, INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2015

HOUSTON, TEXAS, February 18, 2016 / PRNewswire/ – INDEPENDENCE CONTRACT DRILLING, INC. (the “Company”) (NYSE: ICD) today reported financial results for the three months and twelve months ended December 31, 2015.

Fourth Quarter 2015 Highlights

•	Net loss of $5.2 million, or $0.22 per share, including non-cash charges summarized below.

•	Adjusted net loss of $0.9 million, or $0.04 per share, excluding non-cash charges, net of tax, summarized below.

•	Adjusted EBITDA of $7.2 million.

•	87.1% utilization of marketed rigs.

•	962 revenue days.

•	Margin per operating day of $10,419.

•	Successful extension of contracts for two rigs operating in the spot-market through the later part of the first quarter of 2016.

During the fourth quarter of 2015, the Company reported a net loss of $5.2 million ($0.22 per share), including non-cash charges summarized below. Excluding these non-cash charges, the Company reported operating revenues of $23.7 million, Adjusted EBITDA of $7.2 million and adjusted net loss of $0.9 million ($0.04 per share) for the fourth quarter of 2015. This compares to operating revenues of $21.3 million, Adjusted EBITDA of $5.8 million and adjusted net loss of $1.2 million ($0.05 per share) for the third quarter of 2015, and operating revenues of $23.0 million, Adjusted EBITDA of $7.0 million and adjusted net income of $0.4 million ($0.02 per share) for the fourth quarter of 2014.

For the year ended December 31, 2015, the Company reported a net loss of $7.9 million ($0.33 per share), including non-cash charges summarized below. Excluding these non-cash charges, the Company reported operating revenues of $88.4 million, Adjusted EBITDA of $25.4 million and adjusted net loss of $1.8 million ($0.08 per share) for the twelve months ended December 31, 2015. This compares to operating revenues of $70.3 million, Adjusted EBITDA of $19.1 million and adjusted net loss of $2.1 million ($0.12 per share) for the year ended December 31, 2014.

Chief Executive Officer Byron Dunn commented, “Although commodity prices and North American rig counts declined throughout 2015, I am very pleased that our ShaleDriller® fleet and world class crews achieved industry leading utilization and uptime and continued to set drilling efficiency records for our clients during the very challenging fourth quarter. We expect 2016 to be an extremely challenging year for our industry and do not expect any recovery in the near term. As such, we will continue our efforts to streamline costs and maintain capital discipline in furtherance of our target to operate at free cash flow break even or better in 2016.”

Quarterly Operational Results

The Company’s marketed fleet operated at 87.1% utilization and recorded 962 revenue days during the fourth quarter of 2015 compared to 82.1% utilization and 880 revenue days during the third quarter of 2015 and 99.2% utilization and 921 revenue days during the fourth quarter of 2014. Rig operating margins during the fourth quarter of 2015 were $10,419 per day, compared to $10,339 per day during the third quarter of 2015 and $11,490 per day during the fourth quarter of 2014.

Operating costs during the fourth quarter of 2015 totaled $14.4 million, compared to $12.5 million during the third quarter of 2015 and $12.7 million during the fourth quarter of 2014. Included in operating costs during the period were approximately $0.5 million ($0.02 per share, net of tax) of Galayda Yard costs that were expensed due to the fact rig construction activities were intermittent during the quarter. These costs were capitalized in prior periods when rig construction activities were continuous. On an operating cost per day basis, operating expenses were $13,298 per day during the fourth quarter of 2015, compared to $13,239 during the third quarter of 2015 and $12,454 during the fourth quarter of 2014.

Selling, general and administrative expenses during the fourth quarter of 2015 were $3.1 million (including $1.1 million of non-cash stock-based compensation), compared to $3.8 million (including $0.7 million of non-cash stock based compensation) during the third quarter of 2015 and $4.4 million (including $1.1 million of non-cash stock based compensation) during the fourth quarter of 2014. The overall decrease in selling, general and administrative expenses related to efficiency initiatives instituted during the quarter as well as a reduction in cash-based incentive compensation expense.

Depreciation expense during the fourth quarter of 2015 was $6.1 million, compared to $5.6 million during the third quarter of 2015 and $4.6 million during the fourth quarter of 2014.

Drilling Operations Update

During the fourth quarter, ICD operated two rigs on a spot-market basis, including a previously idle rig that was reactivated mid quarter. The short-term contracts for both of these rigs were extended at year-end to mid-March 2016.

At the end of 2015, one of ICD’s customers notified ICD of its intent to early terminate the farm out contract pursuant to which this rig was operating. This rig will continue earning revenue under its original term contract.

Since December 31, 2015, ICD has had one rig cease drilling operations following the expiration of its term drilling contract and has been informed by two customers of their intent to place ICD rigs operating under term contracts on a paid standby basis until market conditions improve.

During the fourth quarter, ICD continued operations to convert one of its two non-walking rigs to 200 series, pad-optimal status, fully equipped with a new substructure and omni-directional walking system as well as 7,500 psi mud system. ICD currently intends to complete this conversion during the first quarter of 2016. The Company has also ordered the long lead-time items to complete the conversion of its remaining non-walking rig to pad-optimal status. Both of these rigs have been removed from the Company’s marketed fleet until their respective conversions are complete.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures during the fourth quarter were $7.9 million. The Company’s capital expenditure budget for 2016 is $10 million.

At December 31, 2015, the Company’s backlog of revenues from term contracts with original terms greater than six months was $74.4 million, of which $53.3 million is estimated to be realized in 2016.

As of December 31, 2015, the Company had drawn $62.7 million on its revolving credit facility and had net debt of $57.4 million, with a borrowing base under the credit facility of $98.6 million.

Summary of Non-Cash Charges

Non-cash charges incurred during the fourth quarter of 2015 included the following items:

•	$3.6 million ($0.15 per share, net of tax) associated with the impairment of the Company’s remaining non-walking 100 Series rig that will not be converted to 200 series status until market conditions improve;

•	$0.4 million ($0.02 per share, net of tax) of non-cash amortization of deferred financing costs associated with the reduction in commitments under the Company’s revolving credit facility from $155 million to $125 million during the quarter; and

•	$0.3 million ($0.01 per share, net of tax) associated with the disposition of assets largely attributable to the Company’s ongoing rig conversion that is expected to be completed during the first quarter of 2016.

Non-cash charges incurred during the fourth quarter of 2014 included the following items:

•	$30.6 million ($1.14 per share, net of tax) associated with the write-off of goodwill and intangible assets;

•	$0.9 million ($0.02 per share, net of tax) associated with the receipt of insurance proceeds; and

•	$2.4 million ($0.10 per share, net of tax) associated with the decrease in the estimated fair market value of a warrant issued in March 2012.

Non-cash charges incurred during the full year 2015 included the following items:

•	$2.7 million ($0.11 per share, net of tax) associated with the impairment of the Company’s remaining non-walking 100 Series rig that will not be converted to 200 series status until market conditions improve and the impairment of a damaged driller’s cabin, net of insurance recoveries;

•	$0.4 million ($0.02 per share, net of tax) of non-cash amortization of deferred financing costs associated with the reduction in commitments under the Company’s revolving credit facility from $155 million to $125 million during the quarter; and

•	$2.9 million ($0.12 per share, net of tax) associated with the disposition of assets largely attributable to the Company’s ongoing rig conversion that is expected to be completed during the first quarter of 2016.

Non-cash charges incurred during the full year 2014 included the following items:

•	$30.6 million ($1.65 per share, net of tax) associated with the write-off of goodwill and intangible assets;

•	$1.7 million ($0.07 per share, net of tax) associated with the impairment of drilling equipment, offset by the recognition of insurance proceeds; and

•	$3.2 million ($0.19 per share, net of tax) associated with the decrease in the estimated fair market value of a warrant issued in March 2012.

Conference Call Details

A conference call for investors will be held today, February 18, 2016, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss the Company’s fourth quarter 2015 results. Hosting the call will be Byron A. Dunn, Chief Executive Officer, Edward S. Jacob, III, President & Chief Operating Officer, and Philip A. Choyce, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10081062. The replay will be available until February 25, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad optimal ShaleDriller rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling’s operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except par value and share data)

BALANCE SHEETS

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$5,344	$10,757
Accounts receivable, net	18,240	19,127
Inventory	2,317	2,124
Deferred income taxes	—	323
Prepaid expenses and other current assets	3,436	3,969

Total current assets	29,337	36,300
Property, plant and equipment, net	283,378	250,498
Other long-term assets, net	2,074	2,749

Total assets	$314,789	$289,547

Liabilities and Stockholders’ Equity
Liabilities
Current portion of long-term debt (1)	$—	$22,519
Accounts payable	8,584	21,993
Accrued liabilities	10,206	6,970
Income taxes payable	—	408

Total current liabilities (1)	18,790	51,890
Long-term debt (1)	62,708	—
Other long-term liabilities	361	598
Deferred income taxes	193	323

Total liabilities	82,052	52,811

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 24,539,937 and 24,540,720 shares issued, respectively; 24,403,659 and 24,455,709 shares outstanding, respectively	244	245
Additional paid-in capital	276,948	272,751
Accumulated deficit	(43,169)	(35,289)
Treasury stock, at cost, 136,278 and 85,011 shares, respectively	(1,286)	(971)

Total stockholders’ equity	232,737	236,736

Total liabilities and stockholders’ equity	$314,789	$289,547

(1)	Although borrowings under our credit facility do not mature until 2018, we revised the classification of long-term debt in our balance sheet as of December 31, 2014 from long-term debt to current portion of long-term debt due to our credit facility at the time including both a required lock-box payment method and a subjective acceleration clause permitting the lenders to declare an event of default in the event of a material adverse change. We subsequently amended our credit facility to provide for a springing lock-box arrangement to permit the long-term classification of the debt, subject to the credit facility’s ultimate maturity and our compliance with its terms and conditions. The reclassification did not affect previously reported net income, total assets, total liabilities, stockholders equity or cash flows as of and for the year ended December 31, 2014.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014

Revenues	$23,686	$23,014	$21,344	$88,418	$70,347
Costs and expenses
Operating costs	14,398	12,685	12,526	52,087	42,654
Selling, general and administrative	3,145	4,437	3,756	14,483	12,222
Depreciation and amortization	6,058	4,648	5,635	21,151	16,181
Goodwill impairment and other charges	—	30,627	—	—	30,627
Asset impairment (insurance recoveries), net	3,549	(901)	—	2,708	1,711
Loss on disposition of assets	338	158	2,268	2,940	19

Total cost and expenses	27,488	51,654	24,185	93,369	103,414

Operating loss	(3,802)	(28,640)	(2,841)	(4,951)	(33,067)
Interest expense	(1,363)	(174)	(862)	(3,254)	(1,648)
Gain on warrant derivative	—	2,420	—	—	3,189

Loss before income taxes	(5,165)	(26,394)	(3,703)	(8,205)	(31,526)
Income tax expense (benefit)	61	(1,788)	(326)	(325)	(3,358)

Net loss	$(5,226)	$(24,606)	$(3,377)	$(7,880)	$(28,168)

Loss per share:
Basic and Diluted	$(0.22)	$(1.00)	$(0.14)	$(0.33)	$(1.65)

Weighted average number of common shares outstanding:
Basic and Diluted	23,996	24,622	23,920	23,904	17,078

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2015	2014

Cash flows from operating activities
Net loss	$(7,880)	$(28,168)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	21,151	16,181
Goodwill impairment and other charges	—	30,627
Asset impairment, net of insurance recoveries	2,708	1,711
Stock-based compensation	3,542	3,143
Gain on warrant derivative	—	(3,189)
Loss on disposition of assets	2,940	19
Deferred income taxes	193	(3,742)
Amortization of deferred financing costs	629	668
Write-off of deferred financing costs	394	—
Bad debt expense	132	123
Changes in assets and liabilities
Accounts receivable	755	(10,161)
Inventory	(263)	(1,356)
Prepaid expenses and other assets	(853)	(1,313)
Accounts payable and accrued liabilities	4,339	(985)
Income taxes payable	(408)	251

Net cash provided by operating activities	27,379	3,809

Cash flows from investing activities
Purchases of property, plant and equipment	(75,532)	(115,388)
Proceeds from insurance claim	2,899	2,038
Proceeds from the sale of assets	414	664

Net cash used in investing activities	(72,219)	(112,686)

Cash flows from financing activities
Borrowings under credit facility	140,610	137,681
Repayments under credit facility	(100,421)	(134,942)
Initial public offering proceeds, net of offering costs of $10,042	—	116,458
Financing costs paid	(447)	(2,068)
Purchase of treasury stock	(315)	(225)

Net cash provided by financing activities	39,427	116,904

Net (decrease) increase in cash and cash equivalents	(5,413)	8,027

Cash and cash equivalents
Beginning of year	10,757	2,730

End of year	$5,344	$10,757

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$3,173	$1,907
Cash paid during the year for taxes	$135	$135
Cash received during the year for tax refund	$(113)	$—
Supplemental disclosure of non-cash investing and financing activity
Stock-based compensation capitalized as property, plant and equipment	$654	$656
Change in property, plant and equipment purchases in accounts payable	$(14,750)	$17,318

The following table provides various financial and operational data for the Company’s operations during the three months ending December 31, 2015 and 2014 and September 30, 2015 and the twelve months ending December 31, 2015 and 2014. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company’s operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended			Twelve Months Ended
	December 31, 2015	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014

Number of completed rigs end of period (1)	14	11	14	14	11
Rig operating days (2)	961.7	921.4	879.9	3,731.8	2,944.0
Average number of operating rigs (3)	10.5	10.0	9.6	10.2	8.1
Rig utilization (4)	87.1%	99.2%	82.1%	85.0%	99.7%
Average revenue per operating day (5)	$23,717	$23,944	$23,578	$22,921	$22,723
Average cost per operating day (6)	$13,298	$12,454	$13,239	$12,857	$12,759
Average margin per day	$10,419	$11,490	$10,339	$10,064	$9,964

(1)	Number of completed rigs as of December 31, 2015, increased by three compared to the number of completed rigs as of December 31, 2014, reflecting the addition of three newly constructed rigs.
(2)	Rig operating days represent the number of days that our rigs are earning revenue under a contract, including days that standby revenues or early termination revenues are earned. During the twelve months ended December 31, 2015, there were 471.3 operating days in which ICD earned revenue on a standby basis, including 228.5 standby-without-crew days. During the twelve months ended December 31, 2014 we did not record any operating days designated as standby-without-crew days.
(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(4)	Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period. During the third quarter of 2015, the Company elected to remove its two 100 series non-walking rigs from its marketed fleet pending completion of their planned rig conversions to 200 series, pad-optimal status. Rig utilization during the third and fourth quarter of 2015 excludes these two rigs.
(5)	Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $0.9 million, $0.9 million and $0.6 million during the three months ended December 31, 2015 and 2014, and September 30, 2015, respectively, and $2.9 million and $3.2 million during the twelve months ended December 31, 2015 and 2014, respectively.
(6)	Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) costs relating to out-of-pocket costs reimbursed by customers of $0.9 million, $0.9 million and $0.6 million during the three months ended December 31, 2015 and 2014, and September 30, 2015, respectively, and $2.9 million and $3.2 million during the twelve months ended December 31, 2015 and 2014, respectively, (ii) new crew training costs of $0.3 million, $0.3 million and $0.3 million during the three months ended December 31, 2015 and 2014, and September 30, 2015, respectively, and $0.8 million and $1.8 million during the twelve months ended December 31, 2015 and 2014, respectively, and (iii) construction overhead costs expensed due to reduced rig construction activity of $0.5 million during the fourth quarter of 2015.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define “EBITDA” as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define “Adjusted EBITDA” as EBITDA before stock-based compensation, gain/loss on warrant derivative liability and non-cash asset impairments, gains or losses on disposition of assets and other non-operating items. Adjusted EBITDA is not a measure of net income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes Adjusted EBITDA is useful because it allows our stockholders to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as stock-based compensation and the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	Three Months Ended			Twelve Months Ended
	December 31, 2015	December 31, 2014	September 30, 2015	December 31, 2015	December 31, 2014
(in thousands)
Net loss	$(5,226)	$(24,606)	$(3,377)	$(7,880)	$(28,168)
Add back:
Income tax expense (benefit)	61	(1,788)	(326)	(325)	(3,358)
Interest expense	1,363	174	862	3,254	1,648
Depreciation and amortization	6,058	4,648	5,635	21,151	16,181

EBITDA	2,256	(21,572)	2,794	16,200	(13,697)
Stock-based compensation	1,071	1,143	738	3,543	2,943
Goodwill impairment and other charges	—	30,627	—	—	30,627
Asset impairment (insurance recoveries), net	3,549	(901)	—	2,708	1,711
Loss on disposition of assets	338	158	2,268	2,940	19
Gain on warrant derivative liability	—	(2,420)	—	—	(3,189)
IPO related expenses	—	—	—	—	707

Adjusted EBITDA	$7,214	$7,035	$5,800	$25,391	$19,121

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211